Exhibit 99.1

Infinera to Reschedule Third Quarter 2019 Earnings

Conference Call to November 12, 2019

Sunnyvale, Calif. – November 5, 2019, 8:00 a.m. ET – Infinera (NASDAQ: INFN) announced today it has rescheduled the release of its financial results for the third fiscal quarter, which ended September 28, 2019, from the afternoon of November 6, 2019 to pre-market opening on November 12, 2019.

This will provide Infinera with additional time to complete its quarter-end closing procedures, which have been delayed with respect only to third quarter results. This delay is in connection with Infinera’s integration of three separate global instances of SAP into a single enterprise resource planning system during the quarter.

Infinera expects to report that its GAAP revenue for the third fiscal quarter will be in the range of $324 million to $327 million, and its non-GAAP revenue will be in the range of $326 million to $329 million, which eliminates the effect of acquisition-related deferred revenue adjustments. Additionally, Infinera announced that its bookings were significantly higher than revenue in the third fiscal quarter of 2019 with backlog having grown for the fourth consecutive quarter and it expects sequential revenue growth in the fourth fiscal quarter of 2019.

Infinera intends to file its Quarterly Report on Form 10-Q for its third fiscal quarter of 2019 on the same date as the rescheduled earnings call.

An investment community conference call to discuss these results and Infinera’s outlook for the fourth quarter of fiscal 2019 will be held the same day, November 12th, at 8:00 a.m. ET/5:00 a.m. PT and will be accessible live and on an archived basis as follows:

Fiscal Third Quarter 2019 Financial Results Conference Call and Webcast

Date: Tuesday, November 12, 2019

Time: 8:00 a.m. ET/5:00 a.m. PT

Audio Webcast: investors.infinera.com, under “Events”

Live Dial-in:1-866-373-6878 (Toll Free); 1-412-317-5101 (International)

Ask to join the Infinera call.

We encourage those who plan to dial into the conference call to use the following link to pre-register: http://dpregister.com/10136206. Callers who pre-register will be given dial-in instructions and receive a unique PIN via email to gain immediate access to the call.

Replay of the audio webcast will be available at investors.infinera.com approximately two hours after the end of the live call.

Contacts:

Media: Anna Vue Tel. +1 (916) 595-8157 avue@infinera.com	Investors: Ted Moreau Tel: + 1 (408) 542-6205 tmoreau@infinera.com

About Infinera

Infinera is a global supplier of innovative networking solutions that enable carriers, cloud operators, governments, and enterprises to scale network bandwidth, accelerate service innovation, and automate network operations. The Infinera end-to-end packet-optical portfolio delivers industry-leading economics and performance in long-haul, subsea, data center interconnect, and metro transport applications. To learn more about Infinera, visit www.infinera.com, follow us on Twitter @Infinera, and read our latest blog posts at www.infinera.com/blog.

Infinera and the Infinera logo are registered trademarks of Infinera Corporation.

Forward-Looking Statements

This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. Such forward-looking statements include, without limitation, Infinera’s expectations about its third fiscal quarter of 2019 and fourth fiscal quarter of 2019 revenue; and Infinera’s ability to timely file its Quarterly Report on Form 10-Q.

Forward-looking statements can also be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. These statements are based on information available to Infinera as of the date hereof and actual results could differ materially from those stated or implied due to risks and uncertainties. The risks and uncertainties that could cause Infinera’s results to differ materially from those expressed or implied by such forward-looking statements include, further delays, or other unexpected developments, in Infinera’s quarter-end closing process; the combined company’s ability effectively complete the integration of the combined company; Infinera’s ability to realize synergies in a timely manner; market acceptance of the combined company’s end-to-end portfolio; Infinera’s ability to successfully integrate its enterprise resource planning system and other management systems; the diversion of management time on issues related to the integration and the implementation of its enterprise resource planning system; Infinera’s future capital needs and its ability to generate the cash flow or otherwise secure the capital necessary to make anticipated capital expenditures; Infinera’s ability to service its debt obligations and pursue its strategic plan; delays in the development and introduction of new products or updates to existing products and market acceptance of these products; fluctuations in demand, sales cycles and prices for products and services, including discounts given in response to competitive pricing pressures, as well as the timing of purchases by Infinera’s key customers; the effect that changes in product pricing or mix, and/or increases in component costs could have on Infinera’s gross margin; the effects of customer consolidation; Infinera’s ability to respond to rapid technological changes; aggressive business tactics by Infinera’s competitors; Infinera’s reliance on single and limited source suppliers; Infinera’s ability to protect Infinera’s intellectual property; claims by others that Infinera infringes their intellectual property; the effect of global macroeconomic conditions, including tariffs, on Infinera’s business; war, terrorism, public health issues, natural disasters and other circumstances that could disrupt the supply, delivery or demand of Infinera’s products; and other risks and uncertainties detailed in Infinera’s SEC filings from time to time. More information on potential factors that may impact Infinera’s business are set forth in its Quarterly Report on Form 10-Q for the quarter ended on June 29, 2019 as filed with the SEC on August 8, 2019, as well as subsequent reports filed with or furnished to the SEC from time to time. These reports are available on Infinera’s website at www.infinera.com and the SEC’s website at www.sec.gov. Infinera assumes no obligation to, and does not currently intend to, update any such forward-looking statements.

Use of Non-GAAP Financial Information

In addition to disclosing revenue prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP), this press release contains non-GAAP revenue that excludes acquisition-related deferred revenue adjustments. Infinera believes these adjustments are appropriate to enhance an overall understanding of its underlying financial performance and are considered by management for the purpose of making operational decisions. The presentation of this non-GAAP information is not meant to be considered in isolation or as a substitute for revenue prepared in accordance with GAAP. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and are subject to limitations.